UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2019

DERMTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38118	84-2870849
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code (858) 450-4222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DMTK	The Nasdaq Capital Market
Warrants to purchase Common Stock	DMTKW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On August 29, 2019, DermTech, Inc., or the Company, entered into a Lock-Up Agreement, or the Lock-Up Agreement, with certain current holders of Company common stock, or the Lock-Up Parties, in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 29, 2019, by and among the Company, DermTech Operations, Inc. and DT Merger Sub, Inc., as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of August 1, 2019, or the Merger Agreement. Pursuant to the Merger Agreement, on August 29, 2019 DT Merger Sub, Inc. merged with and into DermTech Operations, Inc., with DermTech Operations, Inc. surviving as a wholly owned subsidiary of the Company.

On September 30, 2019, prior to the commencement of trading on The Nasdaq Capital Market, the Company released certain Lock-Up Parties from the Lock-Up Agreement, which the Company expects will result in the release of approximately 1,910,707 shares of Company common stock held by these Lock-Up Parties, or the Released Shares. As a result, the Released Shares became available for trading on The Nasdaq Capital Market beginning at the open of trading on September 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DERMTECH, INC.

Date: September 30, 2019	By:	/s/ Kevin Sun
Name: Kevin Sun
Title: Chief Financial Officer